Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Autolus Therapeutics plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, nominal value $0.000042 per share	457(c)	6,957,471(2)	$3.15(3)	$21,916,033.65	$0.00014760	$3,234.81

Total Offering Amounts					$21,916,033.65		—

Net Fee Due							$3,234.81

(1)

Pursuant to Rule 416 under the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of share splits (sub-divisions), share dividends or similar transactions.

(2)

Represents additional ordinary shares of the Registrant to be registered and available for grant under the Autolus Therapeutics plc 2018 Equity Incentive Plan (the “2018 EIP”) resulting from the annual 4% automatic increase in the number of authorized ordinary shares available for issuance under the 2018 EIP on October 1, 2023.

(3)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the proposed maximum aggregate offering price of the ordinary shares is based on the average of the high and low price for the American Depositary Shares on November 2, 2023, as reported on the Nasdaq Global Select Market.